SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☑ Soliciting Material Under Rule 14a-12

Minnesota Corn Processors, LLC

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

     On September 5, 2002, the Marshall Independent, a daily newspaper covering southwestern Minnesota, published a letter to the editor from Joe Bennett, General Counsel of Minnesota Corn Processors, LLC, concerning the merger of Minnesota Corn Processors with and into a subsidiary of Archer-Daniels-Midland Company. Mr. Bennett’s letter is filed herewith.

Editorial Byline: MCP attorney responds to false statements

This letter is written in response to false and misleading statements made by Mr. Michael Zins of Fulda, Minnesota in Wednesday’s paper.

I am the MCP General Counsel. I am the “MCP attorney” as colloquially referred to in Wednesday’s paper.

I do not know where Mr. Zins obtained his information, but it is false. Certainly he is not a board member and was not present at any meetings. No intimidation ever occurs at our meetings. To set the facts straight, to fulfill my own fiduciary duty to MCP, the board of directors was advised that they needed to exercise their fiduciary duty and consider allowing the shareholders to vote on the proposal if they believed that the offer of $2.90 per share was in the best interests of our shareholders. Directors were also advised that if shareholders were not allowed to vote on this proposal there was always a possibility of shareholders bringing legal action, in the form of a shareholder derivative action, in which the board members could be sued by the shareholders for breach of fiduciary duties for not allowing them to vote on the ADM merger proposal of $2.90 per share. My job is to give legal advice and assess risk. This is what I was advising the board on, not telling the board how to vote. They made their decision independently at the July 2, 2002 board meeting.

What was also reiterated to the Board was that MCP does have directors’ and officers’ insurance to cover them if they were sued in their capacity as directors, BUT if directors were sued personally for conduct taken in their individual capacities, the insurance would not protect them and their own assets could possibly be at risk.

Directors were not ever “kicked” out of any board meeting. This assertion by Mr. Zins is false. Regarding the board meeting referenced by Mr. Zins, that meeting was adjourned and finished. The majority of the Board of Directors, who had previously voted in favor of the merger, were going to have a strategy session to discuss the proxy solicitation process to promote the approval of the merger by the stockholders. As the directors who voted against the merger would be opposed to these strategies, these dissenting directors were politely asked not to participate in this separate strategy discussion. After this request, all of these dissenting directors did leave.

It is unfortunate that people like myself have to respond to personal attacks and false and misleading statements in order to clear our name.

These are the facts Mr. Zins. Your statements are false and misleading to MCP shareholders and the community.

Joe Bennett
MCP General Counsel